Exhibit 10.1

AGREEMENT

Agreement made October 11, 2005, between Mike Burns, 12 Lakeridge Drive, Garnett, Anderson County, Kansas, here referred to as seller, whether one or more, and East Kansas Agri-Energy, L.L.C., a limited liability company organized under the laws of the State of Kansas, doing business at 1304 South Main, Garnett, Anderson County, Kansas, here referred to as buyer.

SECTION ONE
MATERIALS SOLD

Seller shall sell to buyer, and buyer shall buy from seller, all earth and granular materials that buyer desires to excavate and remove from the locations described in this agreement, for the total sum of $300,000.00, to be credited to seller in the manner set forth below.

The amount of earth and granular materials to be so removed shall consist of approximately 720,000 cubic yards, more or less.

SECTION TWO
PAYMENTS

Buyer will pay to seller the sum of $300,000.00 for the earth and granular material to be removed from the site described below for use by the buyer for use on various construction projects that buyer is presently involved in constructing an ethanol plant and railroad spur to the plant in Garnett, Kansas. Prior to the date of this agreement, buyer has removed approximately 50,000 to 70,000 cubic yards of fill material from the Lake Site located on seller’s property, and has removed 400,000 to 450,000 cubic yards of material from the Beanfield Site located on seller’s property. Buyer estimates that it will need to a total of approximately 200,000 additional cubic yards of material from these sites in order to complete its projects, however, it is the agreement and understanding of the parties that under the terms of this Agreement, Buyer is purchasing sufficient additional fill material to finish its railroad spur project it is constructing in conjunction with its processing plant located in Garnett, Kansas, and Buyer shall not be limited to taking any fixed amount of material under this agreement.

The parties have agreed that the value of the material to be removed is $300,000.00. Buyer will cause this amount to be paid to seller or to seller’s credit in the following fashion.

A.            Buyer will transfer the sum of $100,000.00 to Patriots Bank, Garnett, Kansas, for credit to Account No. 170453 maintained in the names of Seller and Stephen E. Lynch upon the execution of this agreement.   [Handwritten: MB]

B.            Buyer will transfer an additional sum of $100,000.00 to Patriots Bank, Garnett, Kansas for credit to Account No. 170453 maintained in the names of Seller and Stephen E. Lynch on November 15, 2005.     [Handwritten: MB]

C.            Buyer will transfer the final sum of $ 100,000.00 to Patriots Bank, Garnett,

Kansas, for credit to Account No. 170453 maintained in the names of Seller and Stephen E. Lynch on December 15, 2005          [Handwritten: MB]

SECTION THREE
CONTROL OF CONTRACTOR’S WORK

It is Buyer’s understanding that Seller intends to utilize the above monies, through Stephen E. Lynch, to reclaim and or finish the Lake Site and to construct a lake at the Beanfield Sites, provided, however, that Seller shall be solely responsible for any plans, permits, and operations to be conducted for such purposes by the contractor or contractors selected by Seller on Seller’s property. Buyer has made no representations to Seller as to the suitability of either of Seller’s sites for the construction of any lakes or other impoundments of water on Seller’s property, has provided no plans, nor specifications for the construction of such impoundments, and makes no representations to Seller with respect to the suitability of the sites and/or the construction of these impoundments desired by Seller on them.

SECTION FOUR
INDEMNIFICATION

Seller agrees to indemnify and hold Buyer harmless with respect to any claims which may be made against Buyer as a result of the construction of these impoundments on Seller’s property, whether such claims be made by third parties, or by Seller.

SECTION FIVE
ACREAGE

Buyer shall move and set aside the topsoil above the granular fill materials over an area of approximately 15 acres in seller’s bean field, more particularly described below, and, shall cut down and remove granular fill materials from the existing lake site, also more particularly described below, directed and approved by seller.

SECTION SIX
DESCRIPTION OF AREA

The Beanfield Site referred to herein is located in the following described tract of real property in Anderson County, Kansas, to-wit:

A tract of land in the Northeast Quarter (NE/4) of Section Five (5), Township Twenty-one (21) South, Range Twenty (20) East.

The Lake Site as referred to herein, is located in the following described tract of real property in Anderson County, Kansas, to-wit:

The Southwest Quarter (SWI4) of Section Five (5), Township

Twenty-one (21) South, Range Twenty (20) East.

In witness whereof, the parties hereto have executed this agreement at Garnett, Kansas, this 11th day of October, 2005.

SELLER:

/s/ Mike Burns
Mike Burns

BUYER:

/s/ Willam R. Pracht
William R. Pracht, Chairperson